Exhibit 10.9

PROSIGHT GLOBAL, INC.
2019 EQUITY INCENTIVE PLAN

2019 SUPPLEMENTAL RESTRICTED STOCK UNIT AWARD AGREEMENT

This 2019 Supplemental Restricted Stock Unit Award Agreement (this “Award Agreement”) evidences an award of time-based restricted stock units (“RSUs”) by ProSight Global, Inc., a Delaware corporation (together with any Subsidiary, and any successor entity thereto, the “Company”), under the ProSight Global, Inc. 2019 Equity Incentive Plan (as amended, supplemented or modified from time to time, the “Plan”). Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	[●] (the “Grantee”).
Grant Date:	[●] (the “Grant Date”).
2019 Supplemental RSUs:	[●]
Vesting:

The RSUs will vest 25% on the Grant Date, 25% on the two-year anniversary of the Grant Date and 50% on the three-year anniversary of the Grant Date (each such date a “Vesting Date” and each such portion of the award an “Award Tranche”).

The second and third Award Tranche of the RSUs will only vest if the Grantee is and has been continuously Employed by the Company from the Grant Date through the applicable Vesting Date. Any unvested RSUs will be forfeited upon the Grantee’s termination of Employment, except:

A.   Upon the Grantee’s death or Disability, any unvested RSUs will immediately vest; and

B.    Upon the Grantee’s termination by the Company without Cause or by the Grantee for Good Reason, any unvested RSUs will immediately vest.

Payment:	With respect to the first Award Tranche, the Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested RSU on February 28, 2020, subject to applicable tax withholding, provided that such delivery shall take place no later than 30 days following any earlier termination of employment described in paragraph A and B above. With respect to each of the second and third Award Tranche, the Company will deliver to the Grantee one Share (or, at the election of the Company, cash equal to the Fair Market Value thereof) for each vested RSU no later than 30 days after the RSU vests, subject to applicable tax withholding (each such date the Shares are so delivered with respect to an Award Tranche, a “Payment Date”).

Dividend Equivalent Rights:	On a Payment Date, the Company will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the RSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Payment Date and (2) the number of Shares delivered to the Grantee on such Payment Date (including for this purpose any Shares which would have been delivered on such Payment Date but for being withheld to satisfy tax withholding obligations).
Restrictive Covenants:	Grantee will be subject to the restrictive covenants set forth in Exhibit A, provided that if Grantee is subject to restrictive covenants pursuant to an Employment Agreement (as defined below), the restrictive covenants set forth in the Employment Agreement shall apply.
All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference. Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the RSUs. In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control. Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement or similar agreement between the Grantee and the Company (“Employment Agreement”), the terms of the Employment Agreement will control.

By accepting this award, the Grantee agrees to be subject to the terms and conditions of the Plan and Award Agreement.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

ProSight Global, Inc.

By:
Name:
Title:

[NAME OF GRANTEE]

EXHIBIT A

RESTRICTIVE COVENANTS

Grantee agrees to comply with the following covenants:

1.1           Unauthorized Disclosure.

(a)          Company Information. The Grantee agrees that during the Grantee’s employment and thereafter, to hold in the strictest confidence, and not to use, except for the benefit of the Company and its affiliates, or to disclose to any person, firm or corporation without written authorization of the Board, any Company Confidential Information (as defined below), except, in all cases, as otherwise required by applicable law, regulation or legal process. The Grantee understands that “Company Confidential Information” means any of the following applicable to the Company and its affiliates: information that relates to the actual or anticipated business, research or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, research, product plans, or other information regarding the Company’s products or services and markets therefor, customer or client lists and customers (including, but not limited to, customers or clients of the Company on which the Grantee called or with which the Grantee may become acquainted during the Grantee’s employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, and other business information; provided, however, that Company Confidential Information does not include any of the foregoing items to the extent the same have become publicly known and made generally available through no wrongful act of the Grantee or of others. The Grantee acknowledges the highly confidential nature of information regarding the Company’s customers, affiliates, sub-affiliates, employees, agents, independent contractors, suppliers and consultants and agrees that during the Grantee’s employment and thereafter, the Grantee shall not use or allow a third party to use the Company Confidential Information or Associated Third Party Information (as defined below) to directly or indirectly (i) hire, solicit, recruit, or induce to leave the employ the Company any employee, agent, independent contractor or consultant of the Company, (ii) to solicit the business of any clients or customers of the Company (other than on behalf of the Company) or (iii) encourage to terminate or alter any relationship between the Company and any customer, affiliate, sub-affiliate, employee, agent, independent contractor, supplier, consultant or any other person or company. Notwithstanding anything to the contrary in this Agreement or otherwise, nothing in this Agreement or in any other agreement with or policy of the Company shall be applied or construed in a manner which limits or interferes with the Grantee’s rights under applicable law, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or U.S. federal, state, or local governmental or law enforcement branch, agency, commission, or entity (collectively, a “Government Entity”) or the purpose of (i) reporting a possible violation of any U.S. federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. The Grantee is hereby notified that the immunity provisions in Section 1833 of title 18 of the United States Code, known as the Defend Trade Secrets Act, provide that an individual cannot be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (1) in confidence to federal, state or local government officials, either directly or indirectly, or to an attorney, and is solely for the purpose of reporting or investigating a suspected violation of the law, (2) under seal in a complaint or other document filed in a lawsuit or other proceeding, or (3) to the Grantee’s attorney in connection with a lawsuit for retaliation for reporting a suspected violation of law (and the trade secret may be used in the court proceedings for such lawsuit) as long as any document containing the trade secret is filed under seal and the trade secret is not disclosed except pursuant to court order. All disclosures and activities permitted under this Section 1.1(a) are herein referred to as “Protected Activities.” Notwithstanding the foregoing, under no circumstance will Grantee be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of the Company’s General Counsel or other authorized officer designated by the Company.

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(b)          Former Employer Information. The Grantee agrees that during his or her employment the Grantee will not improperly use, disclose, or induce the Company to use any proprietary information or trade secrets of any former employer or other person or entity. Grantee further agrees that the Grantee will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information, or trade secrets belonging to any such employer, person, or entity unless consented to in writing by both the Company and such employer, person, or entity.

(c)          Third-Party Information. The Grantee recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, clients, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”), their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices of Associated Third Parties, the technology of Associated Third Parties, requirements of Associated Third Parties, and information related to the business conducted between the Company and such Associated Third Parties. The Grantee agrees at all times during the Grantee’s employment and thereafter to hold in the strictest confidence, and not to use or to disclose to any person, firm, or corporation, any Associated Third Party Confidential Information, except as necessary in carrying out the Grantee’s work for the Company consistent with the Company’s agreement with such Associated Third Parties or as otherwise required by applicable law, regulation or legal process.

1.2           Non-Solicitation. During the period commencing on the date hereof and ending one (1) year after the termination of the Grantee’s employment, the Grantee will not, and will not permit any person or entity with which the Grantee is associated to, without first obtaining the written permission of the Board, directly or indirectly:

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(a)          solicit, except in the normal course of business on behalf of the Company, any of the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers (or individuals who were employees, non-employee insurance agents, brokers or producers within six months of the Grantee’s solicitation) to, as applicable, limit, or cease their business relationships with, or leave their employment or limit their services to, the Company, or attempt to solicit the Company’s customers, clients, employees, non-employee insurance agents, brokers or producers , either for the Grantee or for any other person or entity; or

(b)          hire any person who is, or at any time within the twelve (12) month period prior to the termination of the Grantee’s employment was, an employee, independent contractor or consultant of the Company or its affiliates (other than on behalf of the Company or its affiliates), and who reported to or otherwise interacted with the Grantee during Grantee’s employment.

1.3           Returning Company Documents. Upon termination of employment or on demand by the Company during Grantee’s employment, the Grantee shall immediately deliver to the Company, and shall not keep in the Grantee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, any other documents and property, and reproductions of any and all of the aforementioned items that were developed by the Grantee pursuant to the Grantee’s employment with the Company, obtained by the Grantee in connection with the Grantee’s employment with the Company, or otherwise belonging to the Company, its successors, or assigns.

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